Exhibit 99.1

For Immediate Release

Hasbro Closes $500 Million Notes Offering

Pawtucket, R.I., September 13, 2017 — Hasbro, Inc. (NASDAQ: HAS) today announced the closing of a public offering of $500 million aggregate principal amount of Notes due 2027 (the “Notes”).

The Notes will bear interest at a rate of 3.50% per year, beginning September 13, 2017 with semi-annual payments commencing March 15, 2018.

Hasbro currently intends to use the net proceeds from the sale of the Notes to repay all of the $350 million aggregate principal amount of its 6.30% Notes due 2017 upon their maturity plus accrued and unpaid interest thereon. Hasbro plans to use the remaining net proceeds for general corporate and working capital purposes, which may include (but are not limited to) the acquisition of companies or businesses, repayment and refinancing of indebtedness, capital expenditures and repurchases of shares of its common stock.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC acted as representatives of the underwriters. This offering was made under an effective registration statement on file with the Securities and Exchange Commission. This press release is not an offer to sell nor is it a solicitation of an offer to buy any securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus requests@baml.com, or J.P. Morgan Securities LLC collect at (212) 834-4533.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World’s Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING. The Company’s Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families.

© 2017 Hasbro, Inc. All Rights Reserved.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release, including our expectations with respect to the use of proceeds from the offering, are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Factors which might cause a difference between actual and expected events include: (i) the financial performance of Hasbro, Hasbro’s future financial needs and other opportunities of which Hasbro may become aware, as well as other changes in market conditions, which could lead to changes in Hasbro’s plans for the use of the proceeds from the offering and (ii) other factors which are discussed in Hasbro’s public announcements and SEC filings. Hasbro does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

HAS-IR

Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com